Exhibit 99.1

NOT FOR RELEASE

Contacts:
Public Relations Contact: TIBCO Software Inc. Holly Gilthorpe 650-846-5624 hgilthorpe@tibco.com	Investor Relations Contact: TIBCO Software Inc. Matt Langdon 650-846-5747 mlangdon@tibco.com

TIBCO Announces Proposed $500 Million Offering

of Convertible Senior Notes

PALO ALTO, Calif., April 16, 2012 – TIBCO Software Inc. (NASDAQ: TIBX) today announced that it intends to offer, subject to market and other considerations, approximately $500 million aggregate principal amount of convertible senior notes due 2032 (the “Notes”) through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this offering, TIBCO intends to grant the initial purchasers a 30-day over-allotment option to purchase up to an additional $75 million aggregate principal amount of Notes.

The Notes will be convertible, subject to the satisfaction of certain conditions, into cash and shares of TIBCO common stock, if any. The interest rate, the initial conversion price, redemption provisions, repurchase provisions and other terms of the Notes will be determined by negotiations between TIBCO and the initial purchasers.

TIBCO intends to use a portion of the net proceeds to repurchase shares of its common stock up to an aggregate purchase price of $150 million in negotiated transactions with institutional investors in the offering through one or more of the initial purchasers or its affiliate, as TIBCO’s agent, subject to availability. TIBCO also expects to use approximately $150 million of the net proceeds to repay indebtedness outstanding under its revolving credit facility. TIBCO plans to use the balance of the proceeds for general corporate purposes, including working capital and capital expenditures, and potential acquisitions and other strategic transactions.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Notes and the shares of common stock issuable upon conversion of the Notes, if any, will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

TIBCO, two-second advantage and TIBCO Software are trademarks or registered trademarks of TIBCO Software Inc. in the United States and/or other countries. All other product and company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.